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                                           EXHIBIT 23(a) PAGE 1 of 1


                     CONSENT OF INDEPENDENT AUDITORS






The Board of Directors
Norfolk Southern Corporation:

We consent to incorporation by reference in Registration Statements Nos. 33-61317, 33-52031, 333-40993, 33-57417. and 33-556 on Form S-8
of Norfolk Southern Corporation of our report dated January 27, 1998, relating to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K405 of Norfolk Southern Corporation.



                                  /s/ KPMG Peat Marwick LLP



Norfolk, Virginia
March 24, 1998